Registration No. 333-__________

As filed with the Securities and Exchange Commission on August 14, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CYBEROPTICS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-1472057
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5900 Golden Hills Drive
Golden Valley, Minnesota 55416

(Address of principal executive offices and zip code)

CYBEROPTICS CORPORATION 1998 STOCK INCENTIVE PLAN
(Full title of the plan)

Kathleen P. Iverson
President
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416
(612) 542-5000

(Name, address and telephone number of agent for service)

Copy to:
Thomas Martin
Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, no par value	350,000	$6.18505	$2,164,768	$249

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plans.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price is based upon the average of the high and low selling prices of such Common Stock as quoted on the Nasdaq National Market on August 9, 2012 for 350,000 shares of such Common Stock issuable pursuant to the CyberOptics Corporation 1998 Stock Incentive Plan, as amended.

Additional Shares; Incorporation by Reference. This Registration Statement is executed for the purpose of registering 350,000 additional shares of Common Stock of CyberOptics Corporation (the “Company”) to be offered pursuant to the terms of our 1998 Stock Incentive Plan, as amended. Our previous Registration Statements on Form S-8, filed February 19, 2003 (File No. 333-103310), and December 4, 2000 (File No. 333-51200), as effective, relating to our 1998 Stock Incentive Plan, as amended, and pursuant to General Instruction E, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by CyberOptics Corporation (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	our annual report on Form 10-K for the fiscal year ended December 31, 2011;

(b)	our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

(c)	our current reports on Form 8-K filed February 21, 2012 and May 21, 2012;

(d)

the description of our common stock contained in any registration statement or report that we have filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

          Not applicable.

Item 5.	Interests of Named Experts and Counsel.

          Not applicable.

Item 6.	Indemnification of Directors and Officers.

          Section 302A.521, subd. 2, of the Minnesota Business Corporation Act (the “MBCA”) requires us to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with us against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding (collectively “Losses”) if, with respect to the same acts or omissions, such person: (1) has not been indemnified by another organization or employee benefit plan for the same Losses; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

          Article 9 of our Articles of Incorporation, as amended, provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Article 9 does not, however, limit or eliminate the liability of a director to the extent provided by applicable law for (i) any breach of the director’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws or (iv) any transaction from which the director derived an improper personal benefit.

          Our Restated Bylaws require us to indemnify such persons, for such liabilities and expenses, in such manner, under such circumstances, and to such extent as is permitted by Section 302A.521 of the MBCA, as now enacted or hereafter amended.

          We also maintains an insurance policy or policies to assist in funding our indemnification obligations with respects to directors and officers for certain liabilities.

Item 7.	Exemption from Registration Claimed.

          Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	CyberOptics Corporation 1998 Stock Incentive Plan, as amended.

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 above)

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden Valley, State of Minnesota, on August 14, 2012.

CYBEROPTICS CORPORATION

By	/s/Kathleen P. Iverson
Kathleen P. Iverson, President

POWER OF ATTORNEY

          The officers and directors of CyberOptics Corporation, whose signatures appear below, hereby constitute and appoint Kathleen P. Iverson and Jeffrey Bertelsen, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute on behalf of the undersigned, any amendment or amendments to this Registration Statement of CyberOptics Corporation, and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/s/ Kathleen P. Iverson	Chair, President, CEO and Director	August 14, 2012
Kathleen P. Iverson	(PRINCIPAL EXECUTIVE OFFICER)

/s/Alex B. Cimochowski	Director	August 14, 2012
Alex B. Cimochowski

/s/Craig D. Gates	Director	August 13, 2012
Craig D. Gates

/s/Michael M. Selzer, Jr.	Director	August 14, 2012
Michael M. Selzer, Jr.

/s/Irene M. Qualters	Director	August 14, 2012
Irene M. Qualters

	Director	August__, 2012
Subodh Kulkarni

/s/Jeffrey Bertelsen	Vice President and Chief Financial Officer	August 14, 2012
Jeffrey Bertelsen	(PRINCIPAL ACCOUNTING OFFICER)

Exhibit Index to
Form S-8

CYBEROPTICS CORPORATION

Exhibit Number	Description
4.1	CyberOptics Corporation 1998 Stock Incentive Plan, as amended.

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 above)

24.1	Power of Attorney (included in the signature page to this Registration Statement).